                                                                       EXHIBIT 2


                                MERGER AGREEMENT

                                  BY AND AMONG

                               ALPHA MICROSYSTEMS,
                            A CALIFORNIA CORPORATION,

                            ALPHA MICRO MERGER CORP.,
                             A DELAWARE CORPORATION,

                              DELTA COMPUTEC INC.,
                             A NEW YORK CORPORATION,

                                       AND

                      JOSEPH LOBOZZO II AND JOANNE LOBOZZO



                                  JULY 2, 1998

                                TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
ARTICLE I         THE MERGER..............................................................   1
         1.1      The Merger..............................................................   1
         1.2      The Closing.............................................................   2
         1.3      Filing of Articles of Merger............................................   2
         1.4      Surviving Corporation's Certificate of Incorporation,
                  Bylaws, Directors and Officers..........................................   2
         1.5      Conversion of Securities................................................   2
         1.6      Delivery of Purchase Price..............................................   5
         1.7      Dissenting Shares.......................................................   5

ARTICLE II        REPRESENTATIONS AND WARRANTIES OF ALPHA MICRO...........................   6
         2.1      Corporate Status........................................................   6
         2.2      Corporate Power and Authority...........................................   6
         2.3      Enforceability..........................................................   6

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................   6
         3.1      Corporate Status........................................................   6
         3.2      Subsidiaries............................................................   7
         3.3      Power and Authority.....................................................   7
         3.4      Enforceability..........................................................   7
         3.5      Capitalization..........................................................   7
         3.6      Commission Reports......................................................   8
         3.7      Loss Contingencies Other Non-Accrued Liabilities........................   8
         3.8      No Violation............................................................   8
         3.9      Representations and Covenants Regarding Corporate Records of
                  the DCI and its Subsidiaries............................................   9
         3.10     Interim Financial Statements............................................   9
         3.11     Changes Since May 31, 1998 (the "Current Balance Sheet
                  Date"), and for the Period Between May 28, 1998 and May 31, 1998........   9
         3.12     Liabilities of the Company..............................................  10
         3.13     Litigation..............................................................  10
         3.14     Environmental Matters...................................................  11
         3.15     Real Estate.............................................................  15
         3.16     Good Title to and Condition of Assets...................................  15
         3.17     Compliance with Laws....................................................  16
         3.18     Labor and Employment Matters............................................  16

                                                                                           Page
                                                                                           ----
         3.19     Employee Benefit Plans..................................................  17
         3.20     Insurance...............................................................  20
         3.21     Receivables.............................................................  20
         3.22     Licenses and Permits....................................................  20
         3.23     Adequacy of the Assets; Relationships with Customers and
                  Suppliers; Affiliated Transactions......................................  21
         3.24     Intellectual Property...................................................  21
         3.25     Contracts...............................................................  21
         3.26     Customers...............................................................  22
         3.27     Accuracy of Information Furnished by the Company........................  22
         3.28     Bank Accounts; Business Locations.......................................  23
         3.29     Names; Prior Acquisitions...............................................  23
         3.30     No Commissions..........................................................  23
         3.31     National Canada Finance Finance.........................................  23

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF LOBOZZO...............................  23
         4.1      Lobozzo Shares..........................................................  23
         4.2      Enforceability..........................................................  23
         4.3      No Violation............................................................  24
         4.4      Outstanding Loans.......................................................  24
         4.5      Management..............................................................  24

ARTICLE V         CONDUCT OF BUSINESS PENDING THE MERGER..................................  24
         5.1      Conduct of Business by the Company Pending the Merger...................  24

ARTICLE VI        ADDITIONAL AGREEMENTS...................................................  26
         6.1      Further Assurances......................................................  26
         6.2      Cooperation.............................................................  26
         6.3      Access to Information...................................................  26
         6.4      Notification of Certain Matters.........................................  26
         6.5      Confidentiality; Publicity..............................................  27
         6.6      No Other Discussions....................................................  27
         6.7      Restrictive Covenants...................................................  27
         6.8      Trading in Alpha Micro Common Stock.....................................  28
         6.9      Lobozzo Vote............................................................  28
         6.10     Lobozzo Loans...........................................................  28
         6.11     Surviving Corporation...................................................  29
         6.12     Operation of Business...................................................  29

ARTICLE VII       CONDITIONS TO THE OBLIGATIONS OF THE ALPHA MICRO COMPANIES..............  29
         7.1      Accuracy of Representations and Warranties and Compliance
                  with Obligations........................................................  29
         7.2      No Material Adverse Change or Destruction of Property...................  29
         7.3      Corporate Certificate...................................................  30
         7.4      Opinion of Counsel......................................................  30

                                                                                           Page
                                                                                           ----
         7.5      Consents................................................................  30
         7.6      No Adverse Litigation...................................................  30
         7.7      Financing...............................................................  30
         7.8      Shareholder Approval; Dissenters' Rights................................  30
         7.9      Shareholder Loans.......................................................  30
         7.10     Changes in Balance Sheet................................................  30
         7.11     Lien Releases...........................................................  31
         7.12     Minority Shareholder Claims.............................................  31

ARTICLE VIII      CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS.......  31
         8.1      Accuracy of Representations and Warranties and Compliance
                  with Obligations........................................................  31
         8.2      No Order or Injunction..................................................  31
         8.3      Shareholder Approval....................................................  31

ARTICLE IX        ESCROW..................................................................  32
         9.1      Escrow..................................................................  32
         9.2      Reductions to the Escrowed Funds........................................  32

ARTICLE X         INDEMNIFICATION.........................................................  33
         10.1     Survival of Representations and Warranties..............................  33
         10.2     Indemnification.........................................................  33
         10.3     Adjustment to Merger Consideration......................................  34

ARTICLE XI        DEFINITIONS.............................................................  35
         11.1     Affiliate...............................................................  35
         11.2     Agreement...............................................................  35
         11.3     Agreement of Merger.....................................................  35
         11.4     Alpha Micro Companies...................................................  35
         11.5     Assets..................................................................  35
         11.6     CERCLA..................................................................  35
         11.7     Closing.................................................................  35
         11.8     Closing Date............................................................  35
         11.9     Code....................................................................  35
         11.10    Company.................................................................  35
         11.11    Company Common Stock....................................................  35
         11.12    Contracts...............................................................  35
         11.13    Current Balance Sheet...................................................  35
         11.14    Current Balance Sheet Date..............................................  35
         11.15    DCI.....................................................................  35
         11.16    DCI Stock...............................................................  35
         11.17    Dissenting Shares.......................................................  35
         11.18    Effective Date or Effective Time........................................  36
         11.19    Electing Shareholders...................................................  36

                                                                                           Page
                                                                                           ----
         11.20    Employee Plans..........................................................  36
         11.21    EPCRA...................................................................  36
         11.22    ERISA...................................................................  36
         11.23    ERISA Affiliate.........................................................  36
         11.24    Escrow Agent............................................................  36
         11.25    Escrow Agreement........................................................  36
         11.26    Escrow Amount...........................................................  36
         11.27    Escrowed Funds..........................................................  36
         11.28    Facility................................................................  36
         11.29    FIFRA...................................................................  36
         11.30    Fixed Assets............................................................  36
         11.31    GAAP....................................................................  36
         11.32    Governmental Authority..................................................  36
         11.33    Immigration Act.........................................................  36
         11.34    Indemnified Party.......................................................  37
         11.35    Indemnifying Party......................................................  37
         11.36    Insurance Policies......................................................  37
         11.37    Intellectual Property...................................................  37
         11.38    Interim Financial Statements............................................  37
         11.39    IRS.....................................................................  37
         11.40    Leased Premises.........................................................  37
         11.41    Leases..................................................................  37
         11.42    Lien....................................................................  37
         11.43    Lobozzo.................................................................  37
         11.44    Lobozzo Per Share Merger Price..........................................  37
         11.45    Losses..................................................................  37
         11.46    Material Adverse Change (or Effect).....................................  37
         11.47    Merger..................................................................  37
         11.48    Multi-employer Plan.....................................................  37
         11.49    Net Shareholders' Deficit...............................................  37
         11.50    New York Statute........................................................  38
         11.51    Notices.................................................................  38
         11.52    OSHA....................................................................  38
         11.53    Option..................................................................  38
         11.54    Paying Agent............................................................  38
         11.55    PBGC....................................................................  38
         11.56    Pension Plan............................................................  38
         11.57    Per Share Merger Price..................................................  38
         11.58    Permits.................................................................  38
         11.59    Person..................................................................  38
         11.60    Pre-Closing Certificate.................................................  38
         11.61    Proceedings.............................................................  38
         11.62    Purchase Price..........................................................  38
         11.63    RCRA....................................................................  38
         11.64    Receivables.............................................................  38

                                                                                           Page
                                                                                           ----
         11.65    SARA....................................................................  38
         11.66    Shareholders' Representative............................................  38
         11.67    Shareholders............................................................  39
         11.68    Stock Option Plan.......................................................  39
         11.69    Subsidiary..............................................................  39
         11.70    Surviving Corporation...................................................  39
         11.71    System..................................................................  39
         11.72    Tax Return..............................................................  39
         11.73    Taxes...................................................................  39
         11.74    Welfare Plan............................................................  39
         11.75    Other Definitional Provisions...........................................  39

ARTICLE XII       TERMINATION.............................................................  40
         12.1     Termination.............................................................  40
         12.2     Effect of Termination...................................................  40

ARTICLE XIII      GENERAL PROVISIONS......................................................  40
         13.1     Notices.................................................................  40
         13.2     Entire Agreement........................................................  42
         13.3     Expenses................................................................  42
         13.4     Amendment; Waiver.......................................................  42
         13.5     Binding Effect; Assignment..............................................  42
         13.6     Counterparts............................................................  42
         13.7     Interpretation..........................................................  42
         13.8     Governing Law; Severability.............................................  42

                                                                       EXHIBIT 2


                                MERGER AGREEMENT


         This Merger Agreement (this "Agreement") is entered into as of July 2, 1998, by and among ALPHA MICROSYSTEMS, a California corporation ("Alpha Micro"), a party to this Agreement but not to the Merger (as hereinafter defined); ALPHA MICRO MERGER CORP., a Delaware corporation and wholly-owned subsidiary of Alpha Micro (sometimes hereinafter referred to as the "Alpha Micro Merger Sub," and together with Alpha Micro, the "Alpha Micro Companies"); DELTA COMPUTEC INC., a New York corporation ("DCI", and together with its subsidiaries the "Company"); and JOSEPH LOBOZZO II AND JOANNE LOBOZZO (collectively "Lobozzo" and collectively with the other shareholders of the Company, the "Shareholders"). Certain other capitalized terms used herein are defined in Article XI and throughout this Agreement. Lobozzo is executing this Agreement solely for the purposes of making the representations contained in Article IV, making the covenants contained in Section 6.7 and granting the proxy contained in Section 6.9, and agreeing to the provisions of Articles IX and X.


                               R E C I T A L S :


         The Boards of Directors of Alpha Micro and DCI have determined that it is in the best interests of their respective shareholders for Alpha Micro to acquire the Company upon the terms and subject to the conditions set forth in this Agreement. In order to effectuate the transaction, Alpha Micro has organized Alpha Micro Merger Sub as a wholly-owned subsidiary, and the parties have agreed, subject to the terms and conditions set forth in this Agreement, to merge Alpha Micro Merger Sub with and into DCI so that DCI continues as the surviving corporation. As a result, DCI will become a wholly-owned subsidiary of Alpha Micro, and the Shareholders will have the right to receive the Purchase Price (as hereinafter defined).

                               TERMS OF AGREEMENT

         In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Business Corporation Law of the State of New York (the "New York Statute"), at the Effective Time (as defined below) Alpha Micro Merger Sub shall be merged with and into DCI (the "Merger") pursuant to the terms and conditions set forth in the Agreement of Merger annexed hereto as Exhibit "A" (the "Agreement of Merger"). The terms and conditions of the Agreement of Merger are incorporated herein by reference as if fully set forth herein. As a result of the Merger, the separate corporate existence of Alpha Micro Merger Sub shall cease and DCI shall continue as the surviving corporation (the "Surviving Corporation").

         1.2 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the Merger (the "Closing") shall take place as promptly as practicable (and in any event within five (5) business days) after satisfaction or waiver of the conditions set forth in Articles VII and VIII, by delivery of documents through the parties' respective attorneys and the filing of the Agreement of Merger, or such other time and place as the parties may otherwise agree.

         1.3 Filing of Articles of Merger. At the time of the Closing, the parties shall cause the Merger to be consummated by filing a duly executed Certificate of Merger with the Secretary of State of the State of New York, in such form as Alpha Micro determines is required by and is in accordance with the relevant provisions of the New York Statute (the date and time of such filing is referred to herein as the "Effective Date" or "Effective Time").

         1.4 Surviving Corporation's Certificate of Incorporation, Bylaws, Directors and Officers.

             (a) Certificate of Incorporation. The Certificate of Incorporation of DCI shall be amended to be the Certificate of Incorporation of Alpha Micro Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the Certificate of Incorporation of the Surviving Corporation.

             (b) Bylaws. The Bylaws of Alpha Micro Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the New York Statute and the Certificate of Incorporation of the Surviving Corporation.

             (c) Directors and Officers. The directors of Alpha Micro Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed, as the case may be, and qualified.

        1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of DCI, Alpha Micro, Alpha Micro Merger Sub, or the Shareholders:

             (a) Per Share Merger Consideration.

             Each share of common stock, par value $.01 per share, of DCI ("Company Common Stock" or "Lobozzo Common Stock") issued and outstanding immediately prior to the Effective Time, (other than any Dissenting Shares) shall be converted into the right to receive a portion of the Purchase Price calculated as follows:

                 (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a Shareholder other than Lobozzo or any other Electing Shareholder (as defined herein) shall be converted into the right to receive Thirty Two Cents ($.32) (the "Per Share Merger Price"), provided that there shall be withheld from the Per Share Merger Price the pro rata portion (based upon the total number of shares of Company Stock Outstanding and Options and Warrants described in Paragraph (b) of this Section 1.5) of the Escrow Funds as calculated pursuant to this Section 1.5, which amount shall be deposited into the escrow provided by
             Article IX to fund the Shareholder's indemnification obligations pursuant to Article X and any adjustment pursuant to Section 9.2 and be subject to the terms of the Escrow Agreement attached hereto as Exhibit "B".

                 (ii) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time held by Lobozzo or any other Electing Shareholder shall be converted into the right to receive a portion of the Purchase Price equal to an amount (the "Lobozzo Per Share Merger Price") calculated as follows:

                      (A) the sum of the Purchase Price plus the aggregate
                 exercise price of all Options included in Paragraph (b) of this
                 Section 1.5; less

                      (B) the aggregate of the amount payable to Shareholders
                 other than Lobozzo and Electing Shareholders pursuant to Subparagraph (i) of this Section 1.5(a) plus the amount due holders of Options and Warrants pursuant to Paragraph (b) of this Section 1.5; divided by

                      (C) the number of outstanding shares of the Company as of
                 the Effective Time held by Lobozzo and Electing Shareholders;

             provided that a portion (the "Escrowed Funds") of the amount that would otherwise be payable as Lobozzo Per Share Merger Price shall be deducted from the amount to be paid to Lobozzo and each Electing Shareholder in accordance with each holder's pro rata interest (based upon the total number of shares of Company Common Stock outstanding and Options and Warrants described in Paragraph (b) of this Section 1.5) which amount shall be deposited into the escrow provided by Article IX to fund the Shareholders' indemnification obligations pursuant to Article X and any adjustment pursuant to
             Section 9.2 and be subject to the terms of the Escrow Agreement attached hereto as Exhibit "B".

             For the purposes hereof, the "Purchase Price" shall equal Three Million Four Hundred Thirty Two Thousand Nine Hundred Ninety Nine Dollars ($3,432,999) less the amount of any increase in the Net Shareholders' Deficit (excluding adjustments for the provision for income taxes as they relate to net operating losses and any from reduction in the Company's accounts payable attributable to the compromise or other write-off by the payee, but including in the calculation of the Net Shareholders' Deficit on the Closing Date all direct transaction costs (including attorneys' fees and fees due Paschel & Co.) between May 28, 1998, and the Closing Date (as hereinafter defined) (which increase in the Net Shareholders' Deficit shall be considered in the calculation of the threshold recovery amount as described in Section 10.2(d) and to the extent, when considered with other Losses, it does not exceed such threshold recovery amount shall not be subtracted). "Net Shareholders' Deficit" shall mean the net shareholders deficit as determined in accordance with GAAP. Not later than two (2) business days prior to the Closing, the Company shall deliver to Alpha Micro a certificate (the "Pre-Closing Certificate") executed by the Chief Financial Officer of the Company, and reasonably acceptable to Alpha Micro, which Pre-Closing Certificate shall set forth a good faith estimate of the amount of the Net Shareholders' Deficit. In connection with the preparation of the Pre-Closing Certificate, the Company shall make available to Alpha Micro and its advisors the Chief Financial Officer of the Company and all work papers, schedules, memoranda and other documents and information prepared or reviewed by the Company in the preparation of the Pre-Closing Certificate as may be necessary for the verification of the calculations set forth in the Pre-Closing Certificate.

             For the purposes hereof, an "Electing Shareholder" shall mean a shareholder who has executed prior to the Merger an agreement in a form reasonably acceptable to Alpha Micro whereby such Electing Shareholder agrees to receive as full consideration for such Electing Shareholder's shares of Company Common Stock the Lobozzo Per Share Merger Consideration.

             The Escrowed Funds shall equal Two Hundred Fifty Thousand Dollars ($250,000) plus an additional amount equal to the following: One Hundred Fifty Thousand Dollars ($150,000) less any reduction in the Company's accounts payable subsequent to May 31, 1998 and prior to the Closing Date attributable to the compromise or other write-off by the Payee which (i) relates to an account payable more than sixty (60) days outstanding, (ii) is acknowledged and agreed to in writing by the payee, and (iii) is approved by Alpha Micro as not having an adverse impact on the Company's relationship with a continuing vendor.

             (b) Options and Warrants. Each Option and Warrant issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof be canceled at the Effective Time and shall (subject to Section 1.7) entitle the holder thereof to receive an amount, if greater than zero, equal to the Per Share Merger Price multiplied by the number of shares of Company Common Stock acquirable immediately prior to the Effective Time through the exercise of such Option or Warrant, less the aggregate exercise price for all shares of

        Company Common Stock issuable upon the exercise of such Option or Warrant, provided that there shall be withheld from the Per Share Merger Price payable with respect to such Option and Warrant the pro rata portion (based upon the total number of shares of Company Stock Outstanding and Options and Warrants described in this Paragraph (b)) of the Escrow Funds as calculated pursuant to this Section 1.5, which amount shall be deposited into the escrow provided by Article IX to fund the Shareholder's indemnification obligations pursuant to Article X and any adjustment pursuant to Section 9.2 and be subject to the terms of the Escrow Agreement attached hereto as Exhibit "B"..

             (c) Treasury Stock. Each share of Company Common Stock held in the treasury of the Company or by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, if any, shall be canceled.

             (d) Alpha Micro Merger Corp Stock. Each share of common stock of Alpha Micro Merger Corp issued and outstanding at the Effective Time shall be converted into one share of the common stock of the Surviving Corporation.

             (e) Rights as Shareholders. The Shareholders of DCI's Common Stock will cease to have any rights as shareholders of DCI, except such rights, if any, as they may have pursuant to the New York Statute.

        1.6 Delivery of Purchase Price. At the Effective Time, the Shareholders shall deliver the certificates representing all issued and outstanding shares of Company Common Stock to Alpha Micro for cancellation, and Alpha Micro shall deliver the Purchase Price in the following manner: (i) Alpha Micro shall deliver to the Escrow Agent the Escrowed Funds, to be held as a source of funds for the indemnification obligations of the Shareholders pursuant to Article X; and (ii) Alpha Micro shall deliver the remainder of the Purchase Price to an entity designated by DCI (which shall be subject to Alpha Micro's reasonable approval) (the "Paying Agent"), in cash, to be distributed to the Shareholders (each Shareholder having the right to receive a portion of the Purchase Price based on the number of shares of DCI Common Stock owned by the respective Shareholder on the Effective Date and as calculated and set forth in Section 1.5 above).

        1.7 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each share of DCI Common Stock issued and outstanding immediately prior to the Effective Time and which is held by any holder of such shares who has not voted for approval of this Agreement and the transactions contemplated hereby or consented thereto in writing, and who has properly demanded appraisal rights with respect thereto in accordance with Section 623 of the New York Statute (the "Dissenting Shares"), shall not be converted into, or be exchangeable for the right to receive, the applicable Per Share Merger Price, but holders of such shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 623 of the New York Statute, unless and until the holder of any such shares withdraws his or her demand for such appraisal in accordance with the New York Statute or otherwise loses his or her right to such appraisal. If a holder of Dissenting Shares shall properly withdraw his or her demand for appraisal or shall otherwise lose his or her right to such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be deemed to have been converted into and to have become exchangeable for the right to receive the applicable Per Share Merger Price, without any interest thereon but subject to the obligation of such holder to participate in the escrow under the Escrow Agreement based on such holder's Pro Rata Interest pursuant to Section 1.5(a). The Company shall give Alpha Micro prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the New York Statute received by the Company relating to Shareholders' rights of appraisal.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF ALPHA MICRO

        As a material inducement to the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Alpha Micro represents and warrants to the Company and the Shareholders, as of the date of execution of this Agreement and as of the Effective Time:

        2.1 Corporate Status. Alpha Micro is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Alpha Micro Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Alpha Micro Merger Sub is a wholly-owned subsidiary of Alpha Micro.

        2.2 Corporate Power and Authority. Each of the Alpha Micro Companies has the corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. Each of the Alpha Micro Companies has taken all action necessary to authorize its execution and the delivery of this Agreement, the performance of its respective obligations hereunder and the consummation of the transactions contemplated hereby.

        2.3 Enforceability. This Agreement has been duly executed and delivered by each of the Alpha Micro Companies and constitutes a legal, valid and binding obligation of each of the Alpha Micro Companies, enforceable against each of the Alpha Micro Companies in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        As a material inducement to each of the Alpha Micro Companies to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to the Alpha Micro Companies, as of the date of execution of this Agreement and as of the Closing Date:

        3.1 Corporate Status. DCI is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. DCI is qualified to transact business as a foreign corporation in California, Connecticut, Georgia, Illinois, Louisiana, Maryland, Massachusetts, Ohio, Pennsylvania, Texas and New Jersey, and the nature of its properties or the conduct of its business does not require qualification in any other state. DCI has fully complied with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its business. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of DCI.

        3.2 Subsidiaries. Schedule 3.2 lists each subsidiary ("Subsidiary") of DCI and each other corporation, partnership, joint venture or other business entity in which DCI, directly or indirectly, own any outstanding voting securities of or other interests in, or controls, together a description of the interest therein, the state of incorporation, and each state in which such Subsidiary is qualified to transact business. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its formation, and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted or proposed to be conducted. Each Subsidiary is qualified to transact business as a foreign corporation in those states where the nature of its properties and the conduct of its business requires qualification. Each Subsidiary has fully complied with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its business. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of any Subsidiary or other entity described on Schedule 3.2 except as set forth on Schedule 3.2.

        3.3 Power and Authority. DCI has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. DCI has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby, excepting the approval of the Shareholders which will be obtained prior to Closing.

        3.4 Enforceability. This Agreement has been duly executed and delivered by DCI, and constitutes the legal, valid and binding obligation of DCI, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

        3.5 Capitalization. DCI has authorized an aggregate of 20,000,000 shares of Company common stock $.01 par value and 5,000,000 shares of preferred stock, and

18,200,050 shares of Common Stock and no shares of preferred stock are issued and outstanding. All of the issued and outstanding shares of each of the Subsidiaries listed on Schedule 3.2 are owned by DCI. All of the issued and outstanding shares of capital stock of DCI and its Subsidiaries and the securities of any other entity in which the Company has an interest (i) have been duly authorized and validly issued, and once exchanged for the Per Share Merger Price or Lobozzo Per Share Merger Price, as the case may be, no person or entity shall be entitled to require that payment be made with respect to such shares except as contemplated by Section 1.5(a) hereof, (ii) were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to the shares of capital stock of DCI or its Subsidiaries and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require DCI or its Subsidiaries to issue or sell any shares of their respective capital stock (or securities convertible into or exchangeable for shares of its capital stock) except as listed on
Schedule 3.5. There are no outstanding stock appreciation, phantom stock profit participation or other similar rights with respect to DCI or its Subsidiaries except as listed on Schedule 3.5. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of DCI or its Subsidiaries. DCI is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

        3.6 Commission Reports. Except for delinquent filings prior to fiscal 1997, DCI has duly and timely made all required filings with the Securities and Exchange Commission under the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended, and all of the reports, forms and documents so filed complied in all material respects with all applicable requirements. DCI has heretofore delivered to Alpha Micro accurate and complete copies of the reports, proxy statements and registration statements which have been filed with the Securities and Exchange Commission since January 1, 1993, all of which are listed on Schedule 3.6. None of such reports, proxy statements or registration statements contained any untrue statements of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements and schedules of DCI contained in such public reports (or incorporated therein by reference) were prepared in accordance with GAAP applied on a consistent basis, except as noted therein, and fairly present the consolidated financial condition and results of operations of DCI and its subsidiaries as at the respective dates thereof and for the periods indicated therein, subject (in the case of interim unaudited financial statements) to normal year-end audit adjustments, none of which are material.

        3.7 Loss Contingencies and Other Non-Accrued Liabilities. Except as described on the Schedule 3.7, the Company does not have (i) any loss contingencies which are not required by GAAP to be accrued; (ii) any loss contingencies involving an unasserted claim or assessment which are not required by GAAP to be disclosed because the potential claimants have not manifested to the Company an awareness of a possible claim or assessment; or (iii) any categories of known liabilities or obligations which are not required by GAAP to be accrued. For purposes of this Agreement, "loss contingency" shall have the meaning accorded to it by GAAP.

        3.8 No Violation. The execution and delivery of this Agreement by DCI, the performance by DCI of its obligations hereunder and the consummation by DCI of the transactions contemplated by this Agreement will not (i) contravene any provision of the articles of incorporation or bylaws of DCI, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any contract which is applicable to, binding upon or enforceable against the Company, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of the Company, or (v) excepting with respect to the filing and recordation of appropriate merger documents as required by the New York Statute, and except as to the approval of a majority of DCI's shareholders, require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

        3.9 Representations and Covenants Regarding Corporate Records of DCI and its Subsidiaries. The copies of the articles of incorporation and bylaws of DCI and its Subsidiaries which were provided to Alpha Micro are true, accurate and complete and reflect all amendments thereto, and DCI and its Subsidiaries shall not amend the [articles of incorporation or] bylaws prior to the Closing Date. The minute books for DCI and its Subsidiaries have been or shall be delivered to Alpha Micro for review within four (4) days from the date of this Agreement, and shall be true and correct in all material respects as of the date of such review. The Company shall promptly provide to Alpha Micro copies of all subsequent entries therein prior to the Closing Date. Upon delivery to Alpha Micro, the minute books of DCI and its Subsidiaries shall be true and correct and will contain the true signatures of the Persons purporting to have signed them. All material corporate actions taken by DCI and its Subsidiaries have been or will be as of the date of delivery of the minute books duly authorized or ratified. All accounts, books, ledgers and official and other records of DCI and its Subsidiaries have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein.

        3.10 Interim Financial Statements. DCI has delivered to Alpha Micro financial statements for the periods ending April 30, 1998 and May 31, 1998 (the "Interim Financial Statements"). The Interim Financial Statements fairly present the financial position of the Company at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The Interim Financial Statements of the Company fully and fairly reflect all of its transactions, properties, assets and liabilities. There are no extraordinary or material non-recurring items of income or expense during the periods covered by the Interim Financial Statements (except as may be expressly stated in the notes thereto) and the balance sheets included in the Interim Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. The Interim Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

        3.11 Changes Since May 31, 1998 (the "Current Balance Sheet Date"), and for the Period Between May 28, 1998 and May 31, 1998. Except as set forth on
Schedule 3.11, since the Current Balance Sheet Date, and as separately stated, for the period May 28, 1998 through May 31, 1998, the Company has not (i) issued any capital stock or other securities; (ii) made any distribution of or with respect to its capital stock or other securities or purchased or redeemed any of its securities; (iii) paid any bonus to or increased the rate of compensation of any of its officers or salaried employees or amended any other terms of employment of such Persons; (iv) sold, leased or transferred any of its properties or assets other than in the ordinary course of business consistent with past practice; (v) made or obligated itself to make capital expenditures out of the ordinary course of business consistent with past practice; (vi) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (vii) incurred any obligations or liabilities (including any indebtedness) or entered into any transaction or series of transactions involving in excess of $20,000 in the aggregate outside of the ordinary course of business, except for this Agreement and the transactions contemplated hereby; (viii) suffered any theft, damage, destruction or casualty loss, not covered by insurance and for which a timely claim was filed, in excess of $10,000 in the aggregate; (ix) suffered any extraordinary losses (whether or not covered by insurance); (x) waived, canceled, compromised or released any rights having a value in excess of $10,000 in the aggregate except as approved in writing by Alpha Micro; (xi) made or adopted any change in its accounting practice or policies; (xii) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (xiii) entered into any transaction with any Affiliate other than intercompany transactions in the ordinary course of business consistent with past practice; (xiv) entered into any employment agreement; (xv) terminated, amended or modified any agreement involving an amount in excess of $10,000; (xvi) imposed any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice; (xvii) except consistent with past practices, delayed paying any accounts payable which are due and payable except to the extent being contested in good faith; (xviii) made or pledged any charitable contribution in excess of $5,000; (xix) entered into any other transaction or been subject to any event which has or may have a Material Adverse Effect on the Company; or (xx) agreed to do or authorized any of the foregoing, except as expressly contemplated herein.

        3.12 Liabilities of the Company. The Company does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (i) to the extent reflected or taken into account in the Current Balance Sheet and not heretofore paid or discharged, (ii) liabilities described on
Schedule 3.7, (iii) liabilities incurred in the ordinary course of business consistent with past practice since the Current Balance Sheet Date (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (iv) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which do not exceed in the aggregate $25,000, and
(v) liabilities
incurred in the ordinary course of business prior to the Current Balance Sheet Date which, in accordance with GAAP consistently applied, were not recorded thereon. Other than set forth on Schedule 3.12, the Company will have no outstanding indebtedness for borrowed money at the Effective Time, including principal and accrued but unpaid interest, and including payments on capitalized equipment leases. The amount of the Company's outstanding indebtedness to Lobozzo (whether pursuant to outstanding debentures, the existing credit agreement or otherwise), will be no more than Three Million Nine Hundred Ninety Two Thousand and One Dollars ($3,992,001), as of the Effective Time, except as permitted pursuant to Section 6.10.

        3.13 Litigation. Except as set forth on Schedule 3.13, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending, threatened, anticipated or contemplated before any court, administrative agency, arbitration panel, mediator or other body which matter is against, by or affecting the Company, or any of its properties or assets, or which questions the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing. The Company has not been charged with, nor is the Company under investigation with respect to any charge concerning or in violation of, any provisions of federal, state or local law or administrative regulations in respect of its business and operations. There are no outstanding judgments, orders, writs, injunctions, decrees or stipulations issued by any court or federal ,state or local Governmental Authority in any proceeding to which the Company is or was a party which have not been complied with in full or which continue to impose any material obligations on the Company.

        3.14 Environmental Matters.

             (a) The Company and its former subsidiaries and predecessors are and have at all times been in full compliance with all Environmental Laws (as defined in clause (h) below) governing their business, operations, properties and assets, including, without limitation: (i) all requirements relating to the Discharge (as defined in clause (h) below) and/or Handling (as defined in clause (h) below) of Hazardous Substances (as defined in clause (h) below) or other Waste (as defined in clause (h) below); (ii) all requirements relating to notice, record keeping and reporting; (iii) all requirements relating to obtaining and maintaining Licenses (as defined in clause (h) below) for the ownership of their properties and assets and the operation of their businesses as presently and previously conducted, including Licenses relating to the Handling and Discharge of Hazardous Substances and other Waste; and (iv) all applicable writs, orders, judgments, injunctions, governmental communications, directives, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws.

             (b) There are no non-compliance orders, warning letters, notices of violation or the like (collectively "Notices"), claims, suits, actions, judgments, penalties, fines, or investigations or proceedings (administrative, judicial or otherwise) (collectively "Proceedings") pending or threatened against or involving the Company or any of its former subsidiaries, or the business, operations, properties, or assets of any or all of the foregoing, initiated by any Governmental Authority or third party with respect to any Environmental Laws or Licenses issued to the Company or any of its former subsidiaries in connection with, related to or arising out of (i) the ownership by the Company or such subsidiaries of their properties or assets or (ii) the operation of their businesses, which have not been resolved to the satisfaction of the initiating Governmental Authority or third party in a manner that would impose any obligation, burden or liability on Alpha Micro or the Surviving Corporation in the event that the transactions contemplated by this Agreement are consummated, or which could have a Material Adverse Effect on Alpha Micro or the Surviving Corporation, including, without limitation: (i) Notices or Proceedings related to the Company and/or any of its former subsidiaries being a potentially responsible party under any applicable Environmental Laws; (ii) Notices or Proceedings in connection with any federal or state environmental cleanup site, or in connection with any real property or premises where the Company and/or any of its former subsidiaries has conducted its business or operations or has transported, transferred or disposed of other Waste; (iii) Notices or Proceedings relating to the Company and/or any of its former subsidiaries being responsible to undertake any removal, response or remedial actions or clean-up actions of any kind; or (iv) Notices or Proceedings related to the Company and/or any of its former subsidiaries being liable under any Environmental Laws for personal injury, property damage, natural resource damage, or clean up obligations.

             (c) Except as set forth on Schedule 3.14, neither the Company nor any of its former subsidiaries has Handled or Discharged, nor has it allowed or arranged for any third party to Handle or Discharge, Hazardous Substances or other Waste to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Substances or other Waste; (ii) any real property currently or previously owned or leased by the Company and/or any of its former subsidiaries; or (iii) any site which, pursuant to any Environmental Laws, (A) has been placed on the National Priorities List or its state equivalent, or (B) the Environmental Protection Agency or the relevant state agency or other Governmental Authority has notified the Company and/or any of its former subsidiaries that such Governmental Authority has proposed or is proposing to place on the National Priorities List or its state equivalent. There has not occurred, nor is there presently occurring, a Discharge, or threatened Discharge, of any Hazardous Substance on, into or beneath the surface of or, to the knowledge of the Company, adjacent to, any real property currently or previously owned or leased by the Company and/or any of its former subsidiaries in an amount requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws. The Company and/or any of its former subsidiaries did not Discharge any Hazardous Substance on, into or beneath the surface of any real property adjacent to any real property currently or previously owned or leased by the Company or on which the Company and/or any of its former subsidiaries performed any of its business operations.

             (d) Schedule 3.14 identifies the operations and activities, and locations thereof, which have been conducted or are being conducted by the Company or any of its former subsidiaries on any real property currently or previously owned or leased by the Company or any of its former subsidiaries or on which the Company and/or any of its former subsidiaries performed any of its business operations which have involved the Handling or Discharge of Hazardous Substances.

             (e) Neither the Company nor any of its former subsidiaries owns, operates or uses, nor have any of them owned, operated, or used, any Aboveground Storage Tanks (as defined in clause (h) below) or Underground Storage Tanks (as defined in clause (h) below), and there are not now nor have there ever been any Aboveground Storage Tanks or Underground Storage Tanks on or beneath any real property currently or previously owned or leased by the Company nor any of its former subsidiaries that are or were required to be registered under applicable Environmental Laws.

             (f) Schedule 3.14 identifies (i) all environmental audits, assessments, investigations or occupational health studies undertaken by the Company or its agents or, to the knowledge of the Company, undertaken by any Governmental Authority, or any third party, relating to or affecting the Company and/or any of its former subsidiaries or any real property currently or previously owned or leased by the Company or any of its former subsidiaries or on which the Company and/or any of its former subsidiaries performed any of its business operations; (ii) the results of any ground water, soil, air and/or asbestos testing and/or monitoring undertaken by the Company and/or any of its former subsidiaries or its agents or, to the knowledge of the Company, undertaken by any Governmental Authority or any third party, relating to or affecting the Company and/or any of its former subsidiaries or any real property currently or previously owned or leased by the Company or any of its former subsidiaries or on which the Company and/or any of its former subsidiaries performed any of its business operations which indicate the presence of Hazardous Substances; (iii) all material written communications between the Company and/or any of its former subsidiaries and any Governmental Authority and/or third party arising under or related to Environmental Laws; and (iv) all outstanding citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting either the Company and/or any of its former subsidiaries or any real property currently or previously owned or leased by the Company and/or any of its former subsidiaries.

             (g) To the best of the Company's knowledge, there are not, and have not been, any asbestos containing materials in, on, under, about or as part of any of the properties (including, without limitation, the improvements thereto and the personal property thereon and/or thereat) which the Company and/or its former subsidiaries or predecessors, or any of them, owned and/or at which they, or any of them, operated; nor do any of the assets of the Company and/or its former subsidiaries or predecessors contain, nor have they ever contained, asbestos containing materials; nor are asbestos containing materials used or otherwise been part of the business or operations of the Company or its former subsidiaries or predecessors, nor have they ever been.

             (h) For purposes of this Section 3.14, the following terms shall have the meanings ascribed to them below:

             "Aboveground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA (defined below), or any applicable state or local statute, law, ordinance, code, rule, regulation, order, ruling, or decree governing Aboveground Storage Tanks.

             "Discharge" or "Discharged" means any manner of spilling, leaking, dumping, discharging, releasing or emitting, as any of such terms may further be defined in any Environmental Law, into any medium including, without limitation, ground water, surface water, soil or air.

             "Environmental Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Company conducts business, whether currently in existence or hereafter enacted or promulgated, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. ss.9601, et seq. (collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. ss.6901 et seq. (collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss.1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. ss.1311, et seq.; the Clean Air Act, as amended (42 U.S.C. ss.7401-7642); the Toxic Substances Control Act, as amended, 15 U.S.C. ss.2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. ss. 136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. ss. 11001, et seq. (Title III of SARA) ("EPCRA"); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. ss.651, et seq. ("OSHA").

             "Handle," "Handling" or "Handled" means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law, of any Hazardous Substances or Waste.

             "Hazardous Substances" shall be construed broadly to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation, remediation and/or monitoring under any Environmental

        Laws or which are or become defined, designated, identified, regulated, listed or controlled by, under or pursuant to any Environmental Laws, including, without limitation, RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA and OSHA, or any similar state statute, or any future amendments to, or regulations implementing such Environmental Laws, statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, or which has been or shall be determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order, or decree.

             "Licenses" means all licenses, certificates, permits, approvals and registrations.

             "Underground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order, ruling, or decree governing Underground Storage Tanks.

             "Waste" shall be construed broadly to include agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, recyclable materials, sludge, solid wastes, special wastes, used oils, white goods, and yard trash as those terms are defined under any applicable Environmental Laws.

        3.15 Real Estate.

             (a) The Company does not own any real property.

             (b) Schedule 3.15 sets forth a list of all leases, licenses or similar agreements (the "Leases") to which the Company is a party (copies of which have previously been furnished to Alpha Micro), in each case, setting forth (i) the lessor and lessee thereof and the date and term of each of the Leases, (ii) the legal description, including street address, of each property covered thereby, and (iii) a brief description of the principal improvements and buildings thereon (the "Leased Premises"). The Leases are in full force and effect and have not been amended, and as of the Effective Time the Company is not, in default or breach under any such Lease, and to the knowledge of the Company, no other party to any such Lease is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases by the Company, or, to the knowledge of the Company, by any other party thereunder, or which would entitle the lessor under any of the Leases to damages.

        3.16 Good Title to and Condition of Assets.

             (a) The Company has good and marketable title to all of its Assets (as hereinafter defined), free and clear of any Liens or restrictions on use, except as set forth on Schedule 3.16. For purposes of this Agreement, the term "Assets" means all of the properties and assets of the Company, other than the Leased Premises, whether personal or mixed, tangible or intangible, wherever located.

             (b) The Fixed Assets (as hereinafter defined) currently in use or necessary for the business and operations of the Company are in good operating condition, normal wear and tear excepted. For purposes of this Agreement, the term "Fixed Assets" means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures used by or located on the premises of the Company or set forth on the Current Balance Sheet or acquired by the Company since the Current Balance Sheet Date. Schedule 3.16 lists the vehicles owned, leased or used by the Company, setting forth the make, model, vehicle identification number, and year of manufacture, and for each vehicle, whether it is owned or leased, and if owned, the name of any lienholder and the amount of the Lien, and if leased, the name of the lessor and the general terms of the lease.

        3.17   Compliance with Laws.

             (a) The Company is and has been in compliance with all laws, regulations and orders applicable to it, its business and operations (as conducted by it now and in the past), the Assets and the Leased Premises and any other properties and assets (in each case owned or used by it now or in the past). Except for certain delinquent SEC filings described in Section 3.6 above, the Company has not been cited, fined or otherwise notified since June 1, 1996 of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or threatened.

             (b) Neither the Company, nor any of its employees or agents, has made any payment of funds in connection with the business of the Company which is prohibited by law, and no funds have been set aside to be used in connection with the business of the Company for any payment prohibited by law.

             (c) The Company is and at all times has been in full compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (the "Immigration Act"). With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of the Company for whom compliance with the Immigration Act is required, the Company has on file a true, accurate and complete copy of (i) each Employee's Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured and/or retained by the Company pursuant to the Immigration Act. The Company has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or threatened against the Company, by the

        Immigration and Naturalization Service by reason of any actual or alleged failure to comply with the Immigration Act.

             (d) The Company is not subject to any Contract, decree or injunction which restricts the continued operation of any business of the Company or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

        3.18 Labor and Employment Matters. Schedule 3.18 sets forth the name, current rate of compensation of the employees of the Company. Except as set forth on Schedule 3.18, the Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the twenty-four (24) months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units. There is no pending or threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Company or which may interfere with its continued operations. Neither the Company nor any agent, representative or employee thereof has within the last twenty-four (24) months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or threatened charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees of the Company during the twenty-four
(24) months prior to the date hereof. The Company is not aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company as a result of the Merger or otherwise. The Company has complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans with Disabilities Act, as amended.

        3.19 Employee Benefit Plans.

             (a) Schedule 3.19 attached hereto contains a complete and accurate list of all Employee Plans. Complete and accurate copies of (i) all Employee Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last three
        (3) plan years for each Employee Plan, (v) all reports by independent auditors for the last three (3) plan years, (vi) the most recent determination letters and all rulings, exemptions and waivers issued by the Internal Revenue Service ("IRS"), Department of Labor, or Pension Benefit Guaranty Corporation ("PBGC"), (vii) a description setting forth the amount of any liability of the Company as of the Closing Date for payments more than thirty (30) days past due with respect to each Welfare Plan or Pension Plan which covers or has covered employees or former employees of the Company, (viii) union contracts pursuant to which the Company has established or maintains an Employee Plan, (ix) minutes or other records of meetings of Employee Plan fiduciaries held in the past three (3) years, and (x) all amendments to any of the foregoing, and all written interpretations or descriptions of any of the foregoing which have been distributed to the Company's employees have been delivered to Alpha Micro. Each Employee Plan has been administered in accordance with its terms and the Company has met its obligations with respect to such Employee Plan and has timely made all required contributions thereto. The Company and all Employee Plans are in compliance with the currently applicable provisions of ERISA, the Code, the regulations thereunder, and other applicable law.

             (b) Except as set forth on Schedule 3.19, the Company has no knowledge of investigations by any governmental entity, termination proceedings or other claims (other than routine claims for benefits), suits or proceedings against or involving any Employee Plan or asserting any rights or claims to benefits under any Employee Plan that could give rise to any material liability.

             (c) Schedule 3.19 sets forth each Pension Plan which is intended to be qualified under Section 401(a) of the Code. Each Pension Plan listed on Schedule 3.19 and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company or any ERISA Affiliate is qualified and tax exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a), and has been so qualified during the period from its adoption to date.

             (d) Neither the Company nor any ERISA Affiliate currently maintains, or has ever maintained, an Employee Plan subject to Section 412 of the Code or Title IV of ERISA.

             (e) Except as set forth on Schedule 3.19, neither the Company nor any ERISA Affiliate currently contributes, or has ever contributed, to a Multi-employer Plan.

                 (1) Except as set forth on Schedule 3.19, neither the Company nor any ERISA Affiliate has, at any time, withdrawn from a Multi-employer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability, contingent or otherwise (including, but not limited to, the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of the Company or any ERISA Affiliate.

                 (2) All contributions required to be made by the Company or any
             ERISA Affiliate to each Multi-employer Plan have been made when due.

                 (3) If, as of the Closing Date, the Company (and all ERISA
             Affiliates) were to withdraw from all Multi-employer Plans to which it (or any of them) has contributed or been obligated to contribute, it (and they) would incur no liabilities to such plans under Title IV of ERISA, except to the extent specified on Schedule 3.19.

                 (4) To the best of the Company's knowledge, with respect to each Multi-employer Plan: (i) no such Multi-employer Plan has been terminated or has been in reorganization under ERISA so as to result, directly or indirectly, in any liability, contingent or otherwise, of the Company or any ERISA Affiliate under Title IV of ERISA; (ii) no proceeding has been initiated by any Person (including the PBGC) to terminate any Multi-employer Plan; (iii) the Company and the ERISA Affiliates have no reason to believe that any Multi-employer Plan will be terminated or will be reorganized under ERISA; and
             (iv) the Company and the ERISA Affiliates do not expect to withdraw from any Multi-employer Plan.

             (f) Except as set forth on Schedule 3.19, there are no unfunded obligations under any Employee Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage, pensions and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

             (g) Except as set forth on Schedule 3.19, no act or omission has occurred and no condition exists with respect to an Employee Plan maintained by the Company that could subject the Company to any material fine, penalty, tax liability or Lien of any kind imposed under (i) Sections 404, 406, 502(c), 502(i) or 502(l) of ERISA, (ii) Sections 412,
        511, 4971, 4972, 4975, 4976, 4977, 4978, 4978B, 4979, 4979A or 4980B of
        the Code, or (iii) Title IV of ERISA.

             (h) Except as set forth on Schedule 3.19, no Employee Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

             (i) Except as set forth on Schedule 3.19, no Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Plan.

             (j) No complete or partial termination of any Employee Plan has occurred for which affected participants were not fully vested in their accrued benefits.

             (k) Any bonding required by ERISA has been obtained and is in full force and effect.

             (l) With respect to each trust established by the Company which intended to qualify as a voluntary employee benefit association under
        Section 501(c)(9) of the Code, the Company does not have and does not expect to have any liability (whether absolute or contingent, whether in the nature of penalties, excise tax, additional contributions, or otherwise) with respect to the funding or operation thereof, and the Company does not expect the trust to have any unrelated business income tax (whether absolute or contingent). The Company has either received a ruling or determination from the IRS that such trust is exempt from taxation under Section 501(c)(9) of the Code or has applied to the IRS for such a ruling or determination.

             (m) The consummation of this transaction will not entitle any employee of the Company to severance pay, unemployment compensation or any similar payment.

             (n) All required filings, including all filings required to be made with the United States Department of Labor, IRS and the PBGC have been timely filed.

             (o) Each Welfare Plan which covers or has covered employees or former employees of the Company and which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in material compliance with provisions of Part 6 of Title I of ERISA and Section 4980B of the Code at all times.

             (p) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company (with respect to their relationship with such entities) that, individually or collectively, provides for the payment by the Company of any amount (i) that is not deductible under Section l62(a)(l) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

             (q) Each Employee Plan, related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company is legally valid and binding and in full force and effect.

             (r) Neither the Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover employees or former employees of the Company or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of the Company.

             (s) No event has occurred in connection with which the Company or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (i) under any statute, regulation or governmental order relating to any Employee Plans, or (ii) pursuant to any obligation of the Company or any ERISA Affiliate to indemnify any Person against liability incurred under, any such statute, regulation or order as they relate to the Employee Plans.

        3.20 Insurance. The Company is covered by valid, outstanding and enforceable policies of insurance covering its respective properties, assets and businesses against risks of the nature normally insured against by corporations in the same or similar lines of business and in coverage amounts typically and reasonably carried by such corporations (the "Insurance Policies"). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. As of the Effective Time, each of the Insurance Policies will be in full force and effect. None of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. The Company has complied with the provisions of such Insurance Policies. Schedule 3.20 contains
(i) a complete and correct list of all Insurance Policies and all amendments and riders thereto (copies of which have been provided to Alpha Micro) and (ii) a detailed description of each pending claim under any of the Insurance Policies for an amount in excess of $10,000 that relates to loss or damage to the properties, assets or businesses of the Company. The Company has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder and has no knowledge of facts which would give rise to retroactive premium adjustments.

        3.21 Receivables. All of the Receivables (as hereinafter defined) are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of the Company. All of the Receivables are good and collectible receivables, and will be collected in full in accordance with the terms of such receivables (and in any event within six months following the Closing), without setoff or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the Current Balance Sheet as reasonably adjusted since the date of the Current Balance Sheet in the ordinary course of business consistent with past experience. For purposes of this Agreement, the term "Receivables" means all receivables of the Company, including all trade account receivables arising from the provision of services, sale of inventory, notes receivable, and insurance proceeds receivable.

        3.22 Licenses and Permits. The Company possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") for its businesses and operations, including with respect to the operation of each of the Owned Properties and Leased Premises. All such Permits are valid and in full force and effect, the Company is in full compliance with the respective requirements thereof, and no proceeding is pending or threatened to revoke or amend any of them. None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        3.23 Adequacy of the Assets; Relationships with Suppliers; Affiliated Transactions. The Assets, Leased Premises and Intellectual Property constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of the Company in the manner in which and to the extent to which such business is currently being conducted and proposed to be conducted. No current supplier to the Company of items essential to the conduct of its business has threatened to terminate its business relationship with it for any reason. The Company does not have any direct or indirect interest in any customer, supplier or competitor of the Company, or in any Person from whom or to whom the Company leases real or personal property.

        3.24 Intellectual Property. The Company has full legal right, title and interest in and to all trademarks, service marks, copyrights, know-how, patents, trade secrets, proprietary computer software, data bases and compilations, licenses (including licenses for the use of computer software programs), and other intellectual property used in the conduct of its business (the "Intellectual Property"). The business of the Company as presently conducted, and the unrestricted conduct and the unrestricted use and exploitation of the Intellectual Property, does not infringe or misappropriate any rights held or asserted by any Person, and no Person is infringing on the Intellectual Property. No payments are required for the continued use of the Intellectual Property, excepting to the extent reflected in contracts listed on Schedule
3.25. None of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

        3.25 Contracts. Schedule 3.25 contains a list of all executory contracts, plans, undertakings and commitments (whether oral or written) to which the Company is a party or by which it is bound (collectively, the "Contracts"), and any proposals or bids, including but not limited to the following (including with respect to each oral agreement, a summary of all material terms of such oral agreement):

             (a) employment contracts;

             (b) labor or union contracts;

             (c) distribution, franchise, license, sales, agency or advertising contracts;

             (d) contracts or commitments relating to commission arrangements with others;

             (e) contracts with suppliers;

             (f) leases for personal property;

             (g) service and consulting contracts, showing names and addresses of such customers and the equipment subject to service under the service contracts, and amounts and periods prepaid; and

             (h) reseller agreements and certifications.

        True copies of all of the Contracts, including all amendments and supplements thereto, as well as all proposed but not yet executed contracts, have been or will be prior to the Effective Time made available to Alpha Micro. The Company will deliver to Alpha Micro at the Closing the original or a full, true and correct copy of each of the written Contracts, and all modifications and amendments to the foregoing, in existence on the Closing Date.

        All of the Contracts are valid and in full force and effect. Except as set forth on Schedule 3.25, all of the Contracts are fully assignable without the consent of the other party thereto. The Company has duly performed all of its obligations under the Contracts to the extent those obligations to perform have accrued, and no default or breach under any Contracts by the Company or any other party has occurred which remains uncured, nor is the Company aware of any event which has occurred which, with notice or passage of time, could give rise to any such default. To the best of the Company's knowledge, there is no reason to believe that any customer who is a party to any Contract is unable or unwilling to perform its obligations under such contract. The Company is not aware of any request for or need for service under any service contract which has not been performed prior to the Closing, except as set forth on Schedule 3.25.

        With respect to equipment leases, the Company has caused no damages to the leased equipment which would entitle the lessor under any such Lease to damages.

        3.26 Customers. The customer list delivered to Alpha Micro contains a complete and accurate list of the names and addresses of all customers who have purchased products or services from the Company within the last three (3) years.
Schedule 3.26 sets forth (i) the twenty (20) largest customers of the Company in terms of revenues during the Company's last fiscal year, showing the approximate total sales in dollars by the Company to each of these customers during such fiscal year. No single customer (including affiliates of the Company) represents more than ten percent (10%) of the Company's revenues. Except as listed on
Schedule 3.26, since the Current Balance Sheet Date, there has been no adverse change in the business relationship of the Company with any customer or supplier which would have a Material Adverse Effect on the business taken as a whole. Except as disclosed on Schedule 3.26, neither Lobozzo nor John Devito has received any direct or indirect communication that any material customer with whom the Company presently has a contract intends to terminate, not renew or materially reduce the present level of services obtained from the Company.

        3.27 Accuracy of Information Furnished by the Company. No representation, statement or information made or furnished by the Company to Alpha Micro or any of Alpha Micro's representatives, including those contained in this Agreement and the various Schedules attached hereto and the other information and statements referred to herein and previously furnished by the Company, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading. The Company has provided Alpha Micro with access to true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

        3.28 Bank Accounts; Business Locations. Schedule 3.28 sets forth all accounts of the Company with any bank, broker or other depository institution, and the names of all Persons authorized to withdraw funds from each such account.

        3.29 Names; Prior Acquisitions. All names under which the Company does business as of the date hereof are specified on Schedule 3.29. Except as set forth on Schedule 3.29, the Company has not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three (3) years.

        3.30 No Commissions. Except for that contract by and between DCI and Paschal & Co. described on Schedule 3.25, the Company has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

        3.31 National Canada Finance Corp. The Company has obtained the written agreement that the quarterly premium payments associated with the Company's debt to National Canada Finance Corp. shall not exceed Twenty Five Thousand Dollars ($25,000) in the aggregate, and that no other amounts shall be due National Canada Finance Corp. excepting outstanding principal and accrued interest under the Amended and Restated Promissory Note dated October 10, 1996.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF LOBOZZO

        As a material inducement to each of the Alpha Micro Companies to enter into this Agreement and to consummate the transactions contemplated hereby, Lobozzo represents and warrants to the Alpha Micro Companies, as of the date of execution of this Agreement and as of the Effective Time:

        4.1 Lobozzo Shares. Joseph Lobozzo II and Joanne Lobozzo own those shares represented by share certificates as set forth on Schedule 4.1. Lobozzo owns in the aggregate 14,300,000 shares of Company Common Stock of DCI. Except as described on Schedule 4.1, neither Joseph Lobozzo II nor Joanne Lobozzo has any rights to acquire any other shares of DCI.

        4.2 Enforceability. This Agreement has been duly executed and delivered by Joseph Lobozzo II and Joanne Lobozzo, and constitutes the legal, valid and binding obligation of Joseph Lobozzo II and Joanne Lobozzo, enforceable it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

        4.3 No Violation. The execution and delivery of this Agreement by Joseph Lobozzo II and Joanne Lobozzo, the performance by Joseph Lobozzo II and Joanne Lobozzo of each of his or her obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not (i) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against either Joseph Lobozzo II or Joanne Lobozzo, (ii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any Contract which is applicable to, binding upon or enforceable against either Joseph Lobozzo II or Joanne Lobozzo.

        4.4 Outstanding Loans. The amounts shown on Schedule 4.4 as owed to Lobozzo accurately reflect all amounts owed Joseph Lobozzo II and/or Joanne Lobozzo as of the date of this Agreement, and as supplemented, as of the Effective Date.

        4.5 Management. Lobozzo is not aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company as a result of the Merger or otherwise.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

        5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business, consistent with past practice. The Company shall use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other Persons with which it has significant business relations. By way of amplification and not limitation, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of Alpha Micro:

             (a) amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;

             (b) issue, sell, pledge, dispose of, encumber, or, authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest in the Company, except with respect to options already granted under the Company's Stock Option Plan, and provided hereunder that nothing herein shall preclude the Company from effecting on its books transfers by its shareholders other than Lobozzo, and further provided that Lobozzo shall be permitted to transfer up to 292,000 shares of the Company Common Stock held by Lobozzo to John DeVito and certain other employees of the Company designated by Lobozzo;

             (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

             (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

             (e) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or, except in the ordinary course of business, consistent with past practice, purchase any property or assets, (ii) incur any indebtedness for borrowed money (other than to Lobozzo, provided that the amount owed Lobozzo as of the Effective Date, whether pursuant to outstanding debentures, the existing credit agreement or otherwise, shall not exceed Three Million Nine Hundred Ninety Two Thousand One Dollars ($3,992,001), other than as permitted by Section 6.10; issue any debt securities or assume, guarantee or otherwise as an accommodation become responsible for, the obligations of any Person or entity, or make any loans or advances, (iv) sell, dispose of or encumber any of its assets, tangible or intangible, except in the ordinary course of business consistent with past practice, or (v) enter into any Contract other than in the ordinary course of business, consistent with past practice;

             (f) increase the compensation payable or to become payable to its officers or employees, or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits which any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees except as disclosed on Schedule 5.1(f);

             (g) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures;

             (h) pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) due persons or entities other than Lobozzo, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date hereof in the ordinary course of business and consistent with past practice, or pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) due persons or entities other than Lobozzo other than as permitted by
        Section 6.10;

             (i) increase or decrease prices charged to its customers, except for previously announced price changes, or take any other action which might reasonably result in any material increase in the loss of customers through non-renewal or termination of service contracts or other causes; or

             (j) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article III untrue or incorrect.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

        6.1 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

        6.2 Cooperation. Each of the parties agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation or the rules of Nasdaq in connection with the transactions contemplated by this Agreement and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

        6.3 Access to Information. From the date hereof to the Effective Time, the Company shall (and shall cause its directors, officers, employees, auditors, counsel and agents) to afford Alpha Micro and Alpha Micro's officers, employees, auditors, counsel and agents reasonable access at all reasonable times to its properties, offices, other facilities, to its officers and employees and to all books and records, and shall furnish such Persons with all financial, operating and other data and information as may be requested, provided that all information afforded Alpha Micro in connection with such access shall continue to be subject to the provisions of the Letter Agreement between the Company and Alpha Micro dated May 29, 1998 relating to confidential information. No information provided to or obtained by Alpha Micro shall affect any representation or warranty in this Agreement.

        6.4 Notification of Certain Matters. The Shareholders shall give prompt notice to Alpha Micro of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied.

        6.5 Confidentiality; Publicity. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties, except that either party may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with or requirements of a securities exchange (in which case such party shall consult with an officer of the other prior to making such disclosure).

        6.6 No Other Discussions. Neither the Company or Lobozzo or their respective employees, agents and representatives will (i) initiate, encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale or other disposition of any substantial part of the assets, business or properties of the Company (whether by merger, consolidation, sale of stock or otherwise) or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. The Company and/or Lobozzo will immediately notify Alpha Micro if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions. Neither Alpha Micro nor its employees, agents and representatives will, prior to the Merger, (i) initiate, encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale or other disposition of any substantial part of the assets, business or properties of the Company (whether by merger, consolidation, sale of stock or otherwise) or (ii) prior to the Merger, enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. In the event this Agreement is terminated pursuant to the provisions of Section 12.1(a), (c) or (d), Alpha Micro shall disclose to Lobozzo if any other person or entity has attempted to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions

        6.7 Restrictive Covenants. In order to assure that Alpha Micro will realize the benefits of the Merger, Joseph Lobozzo II and Joanne Lobozzo hereby each agree with Alpha Micro that they execute and deliver at the Closing a Covenant Not To Compete in the form of Exhibit "C" hereto pursuant to which they will agree that neither Joseph Lobozzo II nor Joanne Lobozzo will, for a period of four years from the Effective Time:

             (a) directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or shareholder of any company or business, engage in any business activity in any county in which the Company presently conducts business which is directly or indirectly in competition with the business conducted by the Company at the Effective Time; provided, however, that, the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section;

             (b) directly or indirectly (i) induce any Person which is a customer of the Company at the Effective Time to patronize any business directly or indirectly in competition with the business conducted by the Company; (ii) canvass, solicit or accept from any Person which is a customer of the Company, any such competitive business; or (iii) request or advise any Person which is a customer of the Company at the Effective Time to withdraw, curtail or cancel any such customer's business with the Company or its successors;

             (c) directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any Person who was employed by the Company at or within the prior six months, or in any manner seek to induce any such Person to leave his or her employment; and

             (d) directly or indirectly, at any time following the Effective Time, in any way utilize, disclose, copy, reproduce or retain in his possession the Company's proprietary rights or records, including, but not limited to, any of its customer lists.

        Joseph Lobozzo II and Joanne Lobozzo agree and acknowledge that the restrictions contained in this Section are reasonable in scope and duration and are necessary to protect Alpha Micro after the Effective Time. The parties agree and acknowledge that the breach of this Section will cause irreparable damage to Alpha Micro and upon breach of any provision of this Section, Alpha Micro shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that, this shall in no way limit any other remedies which Alpha Micro may have (including, without limitation, the right to seek monetary damages).

        6.8 Trading in Alpha Micro Common Stock. Except as otherwise expressly consented to in writing by Alpha Micro, from the date of this Agreement until the Effective Time, neither the Company nor Lobozzo will directly or indirectly purchase or sell (including short sales) any shares of Alpha Micro Common Stock in any transactions effected on Nasdaq or otherwise.

        6.9 Lobozzo Vote. Joseph Lobozzo II and Joanne Lobozzo, in executing this Agreement, as shareholders of the Company approve the Merger and the transactions contemplated hereby, and agree (i) not to sell, transfer or otherwise assign or encumber the shares of Company Stock owned by either of them except as permitted by Section 5.1(b) hereof and (ii) to vote in favor of the Merger and the transactions contemplated hereby at a special shareholders' meeting called for such purpose. Concurrently with the execution of this Agreement, Joseph Lobozzo II and Joanne Lobozzo shall deliver to Alpha Micro an irrevocable proxy to vote each of their shares of Company Common Stock in favor of the Merger.

        6.10 Lobozzo Loans. Neither the Company nor Lobozzo shall permit any increase in the amount of the Company's outstanding indebtedness to Lobozzo (whether pursuant to outstanding debentures, the existing credit agreement or otherwise) to increase to more than Three Million Nine Hundred Ninety Two Thousand and One Dollars ($3,992,001), provided that such amount may increase to up to Four Million One Hundred Ninety Two Thousand and One Dollars ($4,192,001) with John DeVito's written approval, and in excess of Four Million One Hundred Ninety Two Thousand and One Dollars ($4,192,001) with Alpha Micro's prior written approval. Subsequent to the execution of this Agreement, neither the Company nor Lobozzo shall permit any repayment of any amount owed Lobozzo unless the amount due Lobozzo by the Company exceeds Three Million Nine Hundred Ninety Two Thousand and One Dollars ($3,992,001). Alpha Micro agrees that it will cause the Surviving Corporation to pay, immediately after (but on the same day as) the Closing, all amounts owed by the Company to Lobozzo, which shall not exceed at the Effective Time the amounts permitted as set forth herein.

        6.11 Surviving Corporation. Alpha Micro shall not permit the Surviving Corporation to be dissolved prior to the first anniversary of the Merger.

        6.12 Operation of Business. The Company shall not incur any debt or subdebt not recorded on the Company's May 31, 1998 balance sheet in excess of the approximately Twenty Thousand Dollars ($20,000) incurred in connection with the acquisition of certain equipment in June 1998 except as permitted pursuant to Section 6.10.

                                   ARTICLE VII

           CONDITIONS TO THE OBLIGATIONS OF THE ALPHA MICRO COMPANIES

        The obligations of the Alpha Micro Companies to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Alpha Micro Companies:

        7.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Company and Lobozzo contained in this Agreement shall be true and correct at and as of the Effective Time with the same force and effect as though made at and as of that time except
(i) for changes specifically permitted by or disclosed on any schedule to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Company and Lobozzo shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Effective Time. The Company and Lobozzo shall have delivered to the Alpha Micro Companies a certificate, dated as of the Effective Date, duly signed (in the case of the Company, by its President), certifying that such representations and warranties of the certifying party are true and correct and that all such obligations have been complied with and performed.

        7.2 No Material Adverse Change or Destruction of Property. Between the date hereof and the Effective Time, (i) there shall have been no Material Adverse Change to the Company, and (ii) none of the properties and assets of the Company shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages may have a Material Adverse Effect thereon, and there shall have been delivered to the Alpha Micro Companies a certificate to that effect, dated the Effective Date and signed by or on behalf of the Company.

        7.3 Corporate Certificate. The Company shall have delivered to the Alpha Micro Companies (i) copies of the articles of incorporation and bylaws of DCI and each of its Subsidiaries as in effect immediately prior to the Effective Time, (ii) copies of resolutions adopted by the Board of Directors of the Company authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing of the Company issued by the Secretary of State of the State of New York as of a date not more than two days prior to the Effective Date, certified in the case of subsections (i) and (ii) of this Section as of the Effective Date by the Secretary of the Company as being true, correct and complete.

        7.4 Opinion of Counsel. The Alpha Micro Companies shall have received an opinion dated as of the Effective Date from counsel for the Company in the form of Exhibit "D".

        7.5 Consents. The Company shall have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of the Company from any Person from whom such consent or waiver is required under any Contract or instrument, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such Contracts or instruments, either by the terms thereof or as a matter of law, other than those listed on Schedule 7.5.

        7.6 No Adverse Litigation. Other than the election of appraisal rights by fewer than ten (10%) of the Shareholders, there shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Merger or any other transaction contemplated hereby, and which, in the judgment of Alpha Micro, makes it inadvisable to proceed with the Merger and other transactions contemplated hereby.

        7.7 Financing. Alpha Micro shall have obtained financing from ING pursuant to that commitment letter dated June __, 1998.

        7.8 Shareholder Approval; Dissenters' Rights. The shareholders of DCI shall have approved the transactions contemplated herein and holders of no more than ten percent (10%) of the Company Common Stock shall have elected dissenter's rights.

        7.9 Shareholder Loans. The amount owed by the Company to Lobozzo (whether by loan, debenture or otherwise) shall not exceed $3,992,000 except as permitted pursuant to Section 6.10.

        7.10 Changes in Balance Sheet. As of the Closing Date:

             (i) the Company's unearned prepaid revenue shall not have increased since May 31, 1998,

             (ii) the outstanding balance of the Company's accounts payable shall not exceed the amount of its accounts payable on May 31, 1998, and

             (iii) the Company shall not have incurred any debt or subdebt not recorded on the Company's May 31, 1998 balance sheet in excess of the approximately Twenty Thousand Dollars ($20,000) incurred in connection with the acquisition of certain equipment in June 1998.

        7.11 Lien Releases. Lobozzo and National Canada Finance Corp. shall have delivered into an escrow acceptable to Alpha Micro UCC lien releases to be delivered to Alpha Micro upon payment of the outstanding debt to them, and no other UCC Financing Statements shall be effective other than with respect to equipment purchases as contemplated by Article III.

        7.12 Minority Shareholder Claims. The Company shall have provided to Alpha Micro releases from each minority shareholder who has previously asserted claims against the Company.

                                  ARTICLE VIII

                        CONDITIONS TO THE OBLIGATIONS OF
                        THE COMPANY AND THE SHAREHOLDERS

        The obligations of DCI and its shareholders to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the
Company:

        8.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Alpha Micro contained in this Agreement shall be true and correct at and as of the Effective Time with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and
(ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Alpha Micro Companies shall have performed and complied with all of their obligations required by this Agreement to be performed or complied with at or prior to the Effective Time. The Alpha Micro Companies shall have delivered to the Company and the Shareholders a certificate, dated as of the Effective Date, and signed by an executive officer, certifying that such representations and warranties are true and correct and that all such obligations have been complied with and performed.

        8.2 No Order or Injunction. No court of competent jurisdiction or other governmental body shall have issued or entered any order or injunction restraining or prohibiting the transactions contemplated hereby, which remains in effect at the time of Closing.

        8.3 Shareholder Approval. The shareholders of DCI shall have approved the transactions contemplated herein.

                                   ARTICLE IX

                                     ESCROW

        9.1 Escrow. The Escrowed Funds shall be placed in escrow with a bank acceptable to both parties(the "Escrow Agent") and invested by the Escrow Agent in direct obligations of the United States Government with maturities of ninety-one (91) days or less (such funds together with interest thereon the "Escrow Amount"). The Escrow Amount is subject to adjustment pursuant to Section
9.2 and to indemnification claims pursuant to Article X. The Escrow Amount shall be held by the Escrow Agent until December 31, 1999 in accordance with the terms of an Escrow Agreement to be executed among Lobozzo, the Alpha Micro Companies and the Escrow Agent at Closing in the form of Exhibit "B" (the "Escrow Agreement").

        9.2 Reductions to the Escrowed Funds.

             (a) Net Shareholders' Deficit. To the extent the actual Net Shareholders' Deficit shall subsequently be determined to be greater than the Net Shareholders' Deficit as set forth in the Pre-Closing Certificate (in each case calculated in accordance with Section 1.5(a)), Alpha Micro shall be entitled to reimbursement of the difference on a dollar for dollar basis from the Escrowed Funds and Joseph Lobozzo II, as the representative of the Shareholders (the "Shareholders' Representative), shall give written instructions to the Escrow Agent to distribute to Alpha Micro the amount of such difference.

             (b) Obligations to Indemnify Pursuant to Article X. Alpha Micro shall be entitled to reimbursement from the Escrowed Funds for any amounts which the Alpha Micro Companies are entitled to indemnification pursuant to Article X, and Alpha Micro's right to reimbursement pursuant to Article X shall be limited solely to the Escrowed Funds.

             (c) Procedure for Reimbursement. To the extent Alpha Micro believes it is entitled to any amount from the Escrowed Funds, it shall give notice together with supporting documentation for its claim to the Shareholders' Representative and the Escrow Agent. If no objection is received from the Shareholders Representative within thirty (30) days the Escrow Agent shall reimburse Alpha Micro the amount claimed from the Escrowed Funds. If Alpha Micro and the Shareholders' Representative are unable to resolve any disagreement with respect to a claim of Alpha Micro for reimbursement from the Escrowed Funds, they shall submit to binding arbitration in Paramus, New Jersey (or such other location as the parties may mutually agree), in the case of a claim pursuant to
        Section 9.1(a) using a nationally recognized accounting firm selected in accordance with the terms of the Escrow Agreement, or using the American Arbitration Association in the case of any other claim. The cost of such arbitration proceeding shall be shared equally by Alpha Micro and the Shareholders and the Shareholders' share of such amount shall be paid solely from the Escrowed Funds. The proceedings shall be conducted in accordance with the rules of the American Arbitration Association. Alpha Micro agrees to cause the Company to afford the Shareholders' Representative access to all books and records of the Company reasonably necessary to evaluate any claim of Alpha Micro for reimbursement.

                                    ARTICLE X

                                 INDEMNIFICATION

        10.1 Survival of Representations and Warranties. The respective representations and warranties contained in this Agreement or in any Schedule hereto shall survive the Closing Date and continue through December 31, 1999.

        10.2 Indemnification.

             (a) The Shareholders agree to indemnify, defend and hold harmless the Alpha Micro Companies and their respective officers, directors, employees, agents, advisors, representatives, lenders and its and their respective "affiliates" (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) from and against any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense

        (including, without limitation, reasonable attorney's and accountant's fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character ("Losses") arising out of or in any manner incident, relating or attributable to
        (i) any inaccuracy in any representation or breach of any warranty of the Company or Lobozzo contained in this Agreement or in any schedule, exhibit, certificate, instrument or other document or agreement executed and delivered by the Company in accordance with this Agreement; (ii) any failure by the Company or Lobozzo to perform or observe any covenant, agreement or condition to be performed or observed by it under this Agreement or under any schedule, exhibit, certificate, instrument or other document or agreement executed by it in accordance with this Agreement; and (iii) any Losses incurred in connection with a matter disclosed on Schedule 3.07 or Schedule 3.13 in excess of the amount recorded with respect to such matter on the Current Balance Sheet. The obligation of the Shareholders to indemnify Alpha Micro as herein stated shall survive the consummation of the transactions herein described for the period set forth in Section 10.1, as extended for periods of dispute about whether a claim is justified.

             (b) Alpha Micro agrees to indemnify, defend and hold harmless the Shareholders and the officers, directors and advisors of DCI from and against any Losses arising out of or in any manner incident relating or attributable to (i) any inaccuracy in any representation or breach of any warranty of the Alpha Micro Companies contained in this Agreement or in any Schedule, Exhibit, certificate, instrument or other document or agreement executed and delivered by the Alpha Micro Companies in accordance with this Agreement; (ii) any failure by the Alpha Micro Companies to perform or observe any covenant, agreement or condition to be performed or observed by them under this Agreement or under any Schedule, Exhibit, certificate, instrument or other document or agreement executed by it in accordance with this Agreement; or (iii) the failure of the Surviving Corporation to fully pay and discharge any duty of the Company in accordance with its terms to the extent due after the Closing Date. The obligation of Alpha Micro to indemnify the Shareholders as herein stated shall survive the consummation of the transactions herein described for the applicable period set forth in
        Section 10.1, as extended for periods of dispute about whether a claim is justified.

             (c) If Alpha Micro believes that a matter has occurred that entitles it to indemnification under this Article X or the Shareholders believe that a matter has occurred that entitles them to indemnification under this Article X, Alpha Micro or the Joseph Lobozzo II as the Shareholders' Representative, as the case may be (the "Indemnified Party"), shall give prompt written notice to the party or parties against whom indemnification is sought (each of whom is referred to herein as an "Indemnifying Party") describing such matter in reasonable detail. The Indemnified Party shall be entitled to give such notice prior to the establishment of the amount of its Losses and to supplement its claim from time to time thereafter by further notices as they are established. The Indemnifying Party shall send a written response to such claim for indemnification within thirty (30) days after receipt of the claim stating its acceptance or objection to the indemnification claim, and explaining its position with respect thereto in reasonable detail. If such Indemnifying Party does not respond within such thirty (30) day period, it will be deemed to have accepted the Indemnified Party's indemnification claim as specified in the notice given by the Indemnified Party. If the Indemnifying Party gives a timely objection notice, then the parties will negotiate in good faith to attempt to resolve the dispute. Upon the expiration of an additional thirty (30) day period from the date of the objection notice or such longer period to which the Indemnified and Indemnifying Parties may agree, such dispute shall be submitted to arbitration in Paramus, New Jersey (or such other location as the parties may mutually agree) to a member of the American Arbitration Association mutually appointed by the Indemnified and Indemnifying Parties (or, in the event the Indemnified and Indemnifying Parties cannot agree on a single such member, to a panel of three (3) members. The decision rendered in any arbitration shall be final, binding and conclusive on the parties. Judgment upon the award by the arbitrator(s) may be entered in any court having jurisdiction.

             (d) Amounts recoverable by Alpha Micro hereunder from the Escrowed Funds shall be paid in accordance with the Escrow Agreement. Alpha Micro may not recover from the Shareholders under this Section 10.2 any increase in Negative Net Worth or Losses until the aggregate amount thereof exceeds Fifty Thousand Dollars ($50,000.00), but in such event shall be entitled to recover the amount of its Losses in excess of $50,000 to a maximum of the amount of the Escrowed Funds remaining in the Escrow. For example, if the aggregate of all Losses equals $500,000 and there is $400,000 in Escrowed Funds, Alpha Micro shall be entitled to all $400,000 of the Escrowed Funds.

        10.3 Adjustment to Merger Consideration. All payments for Indemnifiable Damages made pursuant to this Article shall be treated as adjustments to the consideration granted in the Merger under Section 1.5 hereof.

                                   ARTICLE XI

                                   DEFINITIONS

        For purposes of this Agreement, the following terms shall have the meanings specified below:

        11.1 "Affiliate". shall have the meaning ascribed in Rule 405 of the Securities Act of 1933, as Amended.

        11.2 "Agreement" shall have the meaning given in the Preamble.

        11.3 "Agreement of Merger" shall have the meaning given in Section 1.1 hereof.

        11.4 "Alpha Micro Companies" shall have the meaning given in the Preamble.

        11.5 "Assets" shall have the meaning given in Section 3.16(a) hereof.

        11.6 "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. ss. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. ss.9601, et seq.

        11.7 "Closing" shall have the meaning given in Section 1.2 hereof.

        11.8 "Closing Date" shall mean the date on which the Closing occurs.

        11.9 "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

        11.10 "Company" shall have the meaning given in the Preamble.

        11.11 "Company Common Stock" shall have the meaning given in Section 1.5(a) hereof.

        11.12 "Contracts" Shall have the meaning given in Section 3.25 hereof.

        11.13 "Current Balance Sheet" shall mean the Balance Sheet of the Company as of May 31, 1998.

        11.14 "Current Balance Sheet Date" shall have the meaning given in
Section 3.11 hereof.

        11.15 "DCI" shall have the meaning given in the Preamble.

        11.16 "DCI Stock" shall mean "Company Common Stock."

        11.17 "Dissenting Shares" shall have the meaning given in Section 1.7 hereof.

        11.18 "Effective Date" or "Effective Time" shall have the meaning given in Section 1.3 hereof.

        11.19 "Electing Shareholders" shall have the meaning given in Section
1.5.

        11.20 "Employee Plans" shall mean all Benefit Arrangements, Multi-employer Plans, Pension Plans and Welfare Plans.

        11.21 "EPCRA" shall mean the Emergency Planning and Community Right to Know Act.

        11.22 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        11.23 ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" or "affiliated service group" with or under "common control" with the Company (prior to the Closing Date) or Alpha Micro Companies as defined in Section 414(b), (c), (m) or (o) of the Code.

        11.24 "Escrow Agent" shall have the meaning given in Section 9.1 hereof.

        11.25 "Escrow Agreement" shall have the meaning given in Section 9.1 hereof.

        11.26 "Escrow Amount" shall have the meaning given in Section 9.1 hereof.

        11.27 "Escrowed Funds" shall have the meaning given in Section 1.5(a)(ii) hereof.

        11.28 "Facility" shall mean each parcel of real property, each building, structure, installation, equipment, pipe or pipeline, well, pit, pond, lagoon, impoundment, ditch, landfill, storage container, motor vehicle, rolling stock and any and every part thereof, currently owned, leased or operated by the Company.

        11.29 "FIFRA" shall mean the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. ss. 136-136y ("FIFRA").

        11.30 "Fixed Assets" shall have the meaning given in Section 3.16(b) hereof.

        11.31 "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

        11.32 "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including but not limited to any self regulatory authority such as NASD.

        11.33 "Immigration Act" shall mean the Immigration Reform and Control Act of 1986.

        11.34 "Indemnified Party" shall have the meaning given in Section 10.2(c) hereof.

        11.35 "Indemnifying Party" shall have the meaning given in Section 10.2(c) hereof.

        11.36 "Insurance Policies" shall have the meaning given in Section 3.20 hereof.

        11.37 "Intellectual Property" shall have the meaning given in Section
3.24 hereof.

        11.38 "Interim Financial Statements" shall have the meaning given in
Section 3.10.

        11.39 "IRS" shall mean the Internal Revenue Service.

        11.40 "Leased Premises" shall have the meaning given in Section 3.15(b) hereof.

        11.41 "Leases" shall have the meaning given in Section 3.15(a) hereof.

        11.42 "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

        11.43 "Lobozzo" shall have the meaning given in the Preamble.

        11.44 "Lobozzo Per Share Merger Price" shall have the have the meaning given in Section 1.5(a) hereof.

        11.45 "Losses" shall have the meaning given in Section 10.2(a) hereof.

        11.46 "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

        11.47 "Merger" shall have the meaning given in Section 1.1 hereof.

        11.48 "Multi-employer Plan" shall mean any "multi-employer plan" as defined in Section 4001(a)(3) of ERISA (i) which Company maintains, administers, contributes to or is required to contribute to, or, within the past six (6) years, maintained, administered, contributed to or was required to contribute to and (ii) which covers any employee or former employee of Company (with respect to their relationship with Company).

        11.49 "Net Shareholders' Deficit" shall have the meaning as given in
Section 1.5(a) hereof.

        11.50 "New York Statute" shall mean the Business Corporation Law of the State of New York.

        11.51 "Notices" shall have the meaning given in Section 3.14(b) hereof.

        11.52 "OSHA" shall mean the Occupational Safety and Health Act.

        11.53 "Option" shall mean each option, warrant or other right to acquire, directly or indirectly through conversion of convertible securities purchasable through exercise of such option, warrant or other right, shares of Company Common Stock.

        11.54 "Paying Agent" shall have the meaning given in Section 1.6 hereof.

        11.55 "PBGC" shall mean the Pension Benefit Guaranty Corporation.

        11.56 "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multi-employer Plan or a defined benefit plan subject to Title IV of ERISA or Section 412 of the Code) (i) which the Company maintains, administers, contributes to or is required to contribute to, or, within the five (5) years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to and (ii) which covers any employee or former employee of the Company Pension Plan.

        11.57 "Per Share Merger Price" shall have the meaning given in Section 1.5(a) hereof.

        11.58 "Permits" shall have the meaning given in Section 3.22 hereof,

        11.59 "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

        11.60 "Pre-Closing Certificate" shall have the meaning given in Section 1.5(a) hereof.

        11.61 "Proceedings" shall have the meaning given in Section 3.14(b) hereof.

        11.62 "Purchase Price" shall have the meaning given in Section 1.5(a) hereof.

        11.63 "RCRA" shall mean the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. ss.6901 et seq.

        11.64 "Receivables" shall have the meaning in Section 3.21 hereof.

        11.65 "SARA" shall mean the Superfund Amendment and Reauthorization Act.

        11.66 "Shareholders' Representative" shall mean Joseph Lobozzo II.

        11.67 "Shareholders" shall have the meaning given in the Preamble.

        11.68 "Stock Option Plan" shall mean The Delta CompuTec Inc. Incentive Stock Option Plan and the Delta CompuTec 1985 Stock Option Plan.

        11.69 "Subsidiary" shall have the meaning given in Section 3.2 hereof.

        11.70 "Surviving Corporation" shall have the meaning given in Section
1.1 hereof.

        11.71 "System" shall have the meaning given in Section 3.25 hereof.

        11.72 "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes; and

        11.73 "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

        11.74 "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA (i) which the Company maintains, administers, contributes to or is required to contribute to, and (ii) which covers any employee or former employee of the Company.

        11.75 Other Definitional Provisions.

             (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

             (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

             (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

             (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

                                   ARTICLE XII

                                   TERMINATION

        12.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

             (a) by mutual written consent of all of the parties hereto at any time prior to the Closing; or

             (b) by Alpha Micro in the event of a material breach by the Company or Lobozzo of any provision of this Agreement; or

             (c) by DCI in the event of a material breach by Alpha Micro of any provision of this Agreement; or

             (d) by either Alpha Micro or DCI if the Closing shall not have occurred by August 31, 1998, unless DCI has not held its shareholders meeting by August 26, 1998 to seek the approval of the transactions contemplated herein, in which case either Alpha Micro or DCI shall have the right to terminate this Agreement if the Closing does not occur within five (5) business days of such meeting, providing in either case that the party electing to terminate the Agreement is not in default of any of its obligations hereunder.

        12.2 Effect of Termination. Except for the provisions of Article X hereof, which shall survive any termination of this Agreement, in the event of termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and of no further force and effect and the parties shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                  ARTICLE XIII

                               GENERAL PROVISIONS

        13.1 Notices. Except as otherwise expressly provided herein, any notice herein required or permitted to be given shall be in writing and shall be personally served or sent by overnight courier, by registered mail or certified mail, postage prepaid, or by prepaid telex (if such transmission is confirmed by delivery by certified or registered mail (first-class postage prepaid) or guaranteed overnight delivery), telecopy or telegram and shall be deemed to have been given when such writing is received by the intended recipient thereof. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof served as provided in this Paragraph 13.1) shall be as follows:

       If to Alpha Micro:             Alpha Microsystems
                                      2722 South Fairview Street
                                      Santa Ana, California 92704
                                      Attn:  Chief Financial Officer
                                      Fax No.: (714) 641-7678

        With a copy to:               Allen, Matkins, Leck, Gamble & Mallory LLP
                                      515 South Figueroa Street, 8th Floor
                                      Los Angeles, California  90071
                                      Attn:  Debra Dison Hall, Esq.
                                      Fax No.:  (213) 620-8816

        If to Alpha Micro Merger Sub: Alpha Microsystems
                                      2722 South Fairview Street
                                      Santa Ana, California 92704
                                      Attn: Chief Financial Officer
                                      Fax No.:  (714) 641-7678

        With a copy to:               Allen, Matkins, Leck, Gamble & Mallory LLP
                                      515 South Figueroa Street, 8th Floor
                                      Los Angeles, California  90071
                                      Attn:  Debra Dison Hall, Esq.
                                      Fax No.:  (213) 620-8816

        If to the Company:            Delta CompuTec Inc.
                                      900 Huyler Street
                                      Teterboro, New Jersey
                                      Attn: Joseph Lobozzo II

        With a copy to:               Harris Beach & Wilcox
                                      The Granite Building
                                      130 East Main Street
                                      Rochester, NY  14604-1687
                                      Attn:  Shawn Griffin
                                      Fax No.:  (716) 232-1573

        If to Lobozzo:                Joseph Lobozzo II
                                      690 Portland Avenue
                                      Rochester, New York 14621
                                      Fax No.: _____________________________


Notice shall be deemed given on the date sent if sent by overnight delivery or facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by certified or registered mail.

        13.2 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Exhibits and Schedules constitute a part hereof as though set forth in full above.

        13.3 Expenses. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby.

        13.4 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

        13.5 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other Person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Company or Lobozzo without the prior written consent of Alpha Micro, nor may it be assigned by Alpha Micro without the prior written consent of the Company and Lobozzo.

        13.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

        13.7 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

        13.8 Governing Law; Severability. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of California applicable to contracts executed and to be wholly performed within such State. If any word, phrase, sentence, clause, section, subsection or provision of this Agreement as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of any other word, phrase, sentence, clause, section, subsection or provision of this Agreement. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                       ALPHA MICROSYSTEMS,
                                       a California corporation

                                       By: /s/ DOUGLAS J. TULLIO
                                           -------------------------------------
                                               Douglas J. Tullio, President


                                       ALPHA MICRO MERGER CORP.,
                                       a Delaware corporation

                                       By: /s/ DOUGLAS J. TULLIO
                                           -------------------------------------
                                               Douglas J. Tullio, President


                                       DELTA COMPUTEC INC.,
                                       a New York corporation

                                       By: /s/ JOSEPH M. LOBOZZO II
                                           -------------------------------------
                                       Its: Chairman, Chief Executive Officer
                                            ------------------------------------

                                       /s/ JOSEPH M. LOBOZZO II
                                       -----------------------------------------
                                       JOSEPH LOBOZZO II, INDIVIDUALLY

                                       /s/ JOANNE LOBOZZO
                                       -----------------------------------------
                                       JOANNE LOBOZZO, INDIVIDUALLY

                         LIST OF EXHIBITS AND SCHEDULES


Exhibits to Merger Agreement
----------------------------

        Exhibit A - Agreement of Merger

        Exhibit B - Escrow Agreement

        Exhibit C - Covenant Not to Compete

        Exhibit D - Opinion


Disclosure Schedules
--------------------

        Schedule 3.2 - List of Subsidiaries

        Schedule 3.5 - Exceptions Related to Capitalization

        Schedule 3.6 - Securities & Exchange Commission List

        Schedule 3.7 - Loss Contingencies

        Schedule 3.11 - Changes Since May 31, 1998 and for the Period Between
                        May 28, 1998 and May 31, 1998

        Schedule 3.12 - Liabilities

        Schedule 3.13 - Litigation

        Schedule 3.14 - Environmental Matters

        Schedule 3.15 - Leases

        Schedule 3.16 - Vehicles and Assets

        Schedule 3.18 - Employee Compensation

        Schedule 3.19 - Employee Plans

        Schedule 3.20 - Insurance

        Schedule 3.25 - Contracts

        Schedule 3.26 - Customers

        Schedule 3.28 - Accounts

        Schedule 3.29 - Names

        Schedule 4.1 - Lobozzo Shares

        Schedule 4.4 - Lobozzo Loans

        Schedule 5.1(f) - Salary Increases

        Schedule 7.5  Consents

                                   EXHIBIT "A"

                               AGREEMENT OF MERGER


               To be in form necessary to reflect the terms of the Merger Agreement and in compliance with Applicable Law.

                                   EXHIBIT "B"

                                ESCROW AGREEMENT


        To be in form necessary to reflect the terms of the Merger Agreement.

                                   EXHIBIT "C"

                             COVENANT NOT TO COMPETE


        To be in form necessary to reflect the terms of the Merger Agreement.

                                   EXHIBIT "D"


        1. Each of DCI and its subsidiaries is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction listed in Schedules 3.1 and 3.2 respectively of the Merger Agreement. Each of DCI and its subsidiaries has the necessary power and authority to own, lease and operate their properties and to conduct their business as presently conducted.

        2. DCI has the requisite power and authority to enter into the Merger Agreement and the other documents contemplated thereby and to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The Merger Agreement and each document contemplated thereby have been duly executed and delivered by DCI and constitute the legal, valid and binding obligation of DCI, enforceable against DCI in accordance with their terms. The execution and delivery of the Merger Agreement and the documents contemplated thereby and the consummation by DCI of the transactions contemplated thereby have been duly approved by the board of directors and the shareholders of DCI, and all corporate action by DCI required in order to authorize the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby has been duly and validly taken.

        3. No authorization, consent, order, permit or approval of, or filing with, any governmental authority, or, to our actual knowledge upon reasonable investigation, any other person, is required for the execution and delivery of the Merger Agreement by DCI or the consummation by DCI of the transactions contemplated thereby, except those set forth in the Agreement and the Schedules thereto.

        4. Neither the execution and delivery of the Merger Agreement or any of the documents contemplated thereby by DCI nor the compliance by DCI with any of the provisions thereof will (a) violate or conflict with the Articles of Incorporation or Bylaws of DCI, or (b) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to DCI or any of its properties or assets.

        5. The authorized capital stock of DCI consists of ___________ shares of voting common stock of which _________ are issued and outstanding on the date hereof, and _________ shares of preferred stock, of which _________ are issued and outstanding on the date hereof. All such outstanding shares have been dully authorized and validly issued and, excepting to the extent the consideration paid was less than par value, are fully paid and nonassessable. Except as set forth in Schedule __ to the Merger Agreement, there are no outstanding warrants, options or rights (including conversion or preemptive rights) to subscribe for or purchase any capital stock or other securities of DCI or any of its subsidiaries.

        6. To our actual knowledge, except as set forth on Schedule 3.13 to the Merger Agreement, there is no action, suit, proceeding at law or in equity or investigation by any person or entity, or any arbitration or any administrative or other proceeding by or before any governmental or other instrumentality or agency, pending or to our actual knowledge threatened against or affecting DCI or any of its properties or rights which could reasonably be expected to (i) materially and adversely affect the right or ability of DCI to carry on its business as now conducted; (ii) materially and adversely affect the financial condition or properties of DCI; or (iii) question the validity of the Merger Agreement or any of the transactions contemplated thereby.

        7. The payment of a lower price per share for each share owned by the Lobozzos than the price per share payable to the other shareholders of DCI in the Merger as provided in the Merger Agreement does not violate any New York statute, law, regulation, rule or order.

        8. The Termination Agreements executed by [name employees] terminating their Employment Contracts have been duly executed and delivered by each party thereto and are enforceable in accordance with their terms.



                                      D-2